Exhibit 99.1
News Release
JBT Corporation
70 W. Madison
Suite 4400
Chicago, IL 60602

For Release: Immediate

Investors & Media:	Jeff Scipta	+1 312 861 5930

JBT Corporation Reports Strong First Quarter 2017 Order, Revenue
and Earnings Growth

First-Quarter 2017 Highlights:

◦	Revenue of $345 million, up 29 percent from prior year period

◦	Segment operating profit of $30.1 million, an increase of 10 percent

◦	Diluted earnings per share from continuing operations of $0.58, including a $0.19 discrete tax benefit; this compares with $0.17, or $0.34 on an adjusted basis, in the first quarter of 2016

◦	Inbound orders of $404 million, ahead 18 percent

◦	Completed a 2.3 million share equity offering, with net proceeds of $184 million

CHICAGO, April 25, 2017-JBT Corporation (NYSE: JBT), a leading global technology solutions provider to high-value segments of the food & beverage industry, today reported results for the first quarter of 2017.

Revenue increased 29 percent from the same period in 2016, comprised of 16 percent organic growth and 13 percent growth from acquisitions. Segment operating profit increased 10 percent year over year. Segment operating profit margin declined 150 basis points to 8.7 percent in the first quarter of 2017, due to acquisition-related items and product mix at FoodTech and AeroTech.

Diluted earnings per share from continuing operations was $0.58 for first quarter of 2017, including the previously disclosed discrete tax benefit, resulting in a $0.19 per share benefit. In the first quarter of 2016, diluted earnings per share from continuing operations was $0.17, or $0.34 on an adjusted basis.

“Our first quarter performance reflected strong customer activity and healthy business conditions,” said Tom Giacomini, Chairman, President and Chief Executive Officer.

Orders and Backlog

For the first quarter of 2017, inbound orders of $404 million increased 18 percent from the prior year, reflecting a gain of 43 percent at FoodTech and a 29 percent decline at AeroTech. Backlog improved 4 percent compared to year-end 2016.

Acquisitions

On February 27, 2017, JBT announced it had acquired Avure Technologies, Inc., a leading provider of high pressure processing (HPP) systems. “Our customers’ reception to Avure’s technology, and its application across Protein and Liquid Foods, has been very encouraging,” stated Giacomini.

Equity Offering

In the first quarter of 2017, JBT completed a 2.3 million share equity offering, generating net proceeds of $184 million. “The offering strengthens our balance sheet and provides greater flexibility to continue our disciplined, strategically-driven acquisition program,” said Brian Deck, Executive Vice President and Chief Financial Officer.

2017 Outlook

As a result of the equity offering, the Company expects higher net income, due to lower interest expense. However, with the increased share count, there will be modest EPS dilution. The Company now forecasts full-year diluted earnings per share from continuing operations of $2.95 - $3.10.

While the Company’s operating income guidance is unchanged, it now expects slightly higher revenue growth and lower segment margins. JBT is raising its forecast for organic revenue growth to 4 to 6 percent, compared with previous guidance of 3 to 5 percent, bringing the total revenue growth forecast to 16 percent, inclusive of 11 percent growth from acquisitions. The Company also expects segment operating margin expansion of 25 to 50 basis points in 2017, compared with the previous guidance of approximately 50 basis points.

The Company estimates second quarter 2017 revenues of approximately $380 million and income from continuing operations of $0.50 per diluted share. Segment operating profit will reflect continued acquisition-related items and a similar product mix to the first quarter.

First Quarter 2017 Earnings Conference Call

A conference call is scheduled for 10:00 a.m. EDT on Wednesday, April 26, 2017 to discuss first quarter 2017 financial results. Participants may access the conference call by dialing (877) 201-0168 in the U.S. and Canada or (647) 788-4901 for international callers and using conference ID 93411330, or through the Investor Relations link on our website at http://ir.jbtcorporation.com. An online audio replay of the call will be available on the Company’s Investor Relations website at approximately 1:30 p.m. EDT on April 26, 2017.

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JBT Corporation (NYSE: JBT) is a leading global technology solutions provider to high-value segments of the food & beverage industry with focus on proteins, liquid foods and automated system solutions. JBT designs, produces and services sophisticated products and systems for multi-national and regional customers through its FoodTech segment. JBT also sells critical equipment and services to domestic and international air transportation customers through its AeroTech segment. JBT Corporation employs approximately 5,100 people worldwide and operates sales, service, manufacturing and sourcing operations in more than 25 countries. For more information, please visit www.jbtcorporation.com.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. These risks and uncertainties are described under the caption “Risk Factors” in the Company’s most recent Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission that may be accessed on the Company’s website. The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.

JBT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and in millions, except per share data)

	Three Months Ended
	March 31,
	2017	2016

Revenue	$344.5	$267.1
Cost of sales	246.9	190.3

Gross profit	97.6	76.8

Selling, general and administrative expense	70.5	53.9
Research and development expense	6.3	5.5
Restructuring expense	0.4	7.2
Other expense (income), net	(0.1)	0.5

Operating income	20.5	9.7

Net interest expense	3.4	2.0
Income from continuing operations before income taxes	17.1	7.7
Provision (benefit) for income taxes	(0.5)	2.5
Income from continuing operations	17.6	5.2
Loss from discontinued operations, net of taxes	(0.2)	(0.1)
Net income	$17.4	$5.1

Basic earnings per share:
Income from continuing operations	$0.59	$0.18
Loss from discontinued operations	(0.01)	(0.01)
Net income	$0.58	$0.17

Diluted earnings per share:
Income from continuing operations	$0.58	$0.17
Loss from discontinued operations	(0.01)	—
Net income	$0.57	$0.17

Weighted average shares outstanding
Basic	30.0	29.5
Diluted	30.4	29.8

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF DILUTED EARNINGS PER SHARE TO ADJUSTED DILUTED EARNINGS PER SHARE
(Unaudited and in millions, except per share data)

	Three Months Ended
	March 31,
	2017	2016

Income from continuing operations as reported	$17.6	$5.2

Non-GAAP adjustments:
Restructuring expense	0.4	7.2

Impact on tax provision from Non-GAAP adjustments(1)	(0.1)	(2.3)

Adjusted income from continuing operations	$17.9	$10.1

Income from continuing operations as reported	$17.6	$5.2
Total shares and dilutive securities	30.4	29.8
Diluted earnings per share from continuing operations	$0.58	$0.17

Adjusted income from continuing operations	$17.9	$10.1
Total shares and dilutive securities	30.4	29.8
Adjusted diluted earnings per share from continuing operations	$0.59	$0.34

(1) Impact on tax provision was calculated using the Company’s annual effective tax rate of 30.78% and 32.00%, for 2017 and 2016, respectively.
The above table contains adjusted income from continuing operations and adjusted diluted earnings per share from continuing operations, which are non-GAAP financial measures, and are intended to provide an indication of our underlying ongoing operating results and to enhance investors’ overall understanding of our financial performance by eliminating the effects of certain items that are not comparable from one period to the next. In addition, this information is used as a basis for evaluating our performance and for the planning and forecasting of future periods. This information is not intended to nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP.

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Unaudited and in millions)

	Three Months Ended
	March 31,
	2017	2016

Net income	$17.4	$5.1

Loss from discontinued operations, net of taxes	(0.2)	(0.1)

Income from continuing operations as reported	17.6	5.2

Provision (benefit) for income taxes	(0.5)	2.5
Net interest expense	3.4	2.0
Depreciation and amortization	12.2	8.6

EBITDA	32.7	18.3

Restructuring expense	0.4	7.2

Adjusted EBITDA	$33.1	$25.5

The above table provides net income as adjusted by income taxes, net interest expense and depreciation and amortization expense recorded during the period to arrive at EBITDA. Further, we add back to EBITDA significant expenses that are not indicative of our ongoing operations to calculate an Adjusted EBITDA for the periods reported. Given the Company’s focus on growth through strategic acquisitions, management considers Adjusted EBITDA to be an important non-GAAP financial measure. This measure allows us to monitor business performance while excluding the impact of amortization due to the step up in value of intangible assets, and the depreciation of fixed assets. We use Adjusted EBITDA internally to make operating decisions and believe this information is helpful to investors because it allows more meaningful period-to-period comparisons of our ongoing operating results. This information is not intended to nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP.

JBT CORPORATION
BUSINESS SEGMENT DATA
(Unaudited and in millions)

	Three Months Ended
	March 31,
	2017	2016
Revenue
JBT FoodTech	$241.6	$177.5
JBT AeroTech	102.9	90.1
Intercompany eliminations	—	(0.5)
Total revenue	$344.5	$267.1

Income before income taxes
Segment operating profit(1)
JBT FoodTech	$20.5	$18.8
JBT AeroTech	9.6	8.5
Total segment operating profit	30.1	27.3

Corporate expense(1)	(9.2)	(10.4)
Restructuring expense	(0.4)	(7.2)

Operating income	$20.5	$9.7

Other business segment information

Inbound Orders
JBT FoodTech	$317.9	$222.7
JBT AeroTech	86.3	121.7
Intercompany eliminations/other	0.1	(0.4)
Total inbound orders	$404.3	$344.0

	As of March 31,
	2017	2016
Order Backlog
JBT FoodTech	$413.4	$360.3
JBT AeroTech	214.4	244.8
Total order backlog	$627.8	$605.1

(1) Segment operating profit is defined as total segment revenue less segment operating expenses. Corporate expense, restructuring expense, interest income and expense and income taxes are not allocated to the segments. Corporate expense generally includes corporate staff-related expense, stock-based compensation, pension and other postretirement benefit expenses not related to service, LIFO adjustments, certain foreign currency related gains and losses, and the impact of unusual or strategic events not representative of segment operations.

JBT CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in millions)

	March 31,	December 31,
	2017	2016

Cash and cash equivalents	$42.9	$33.2
Trade receivables, net	246.6	260.5
Inventories	178.4	139.6
Other current assets	52.6	51.7
Total current assets	520.5	485.0

Property, plant and equipment, net	216.8	210.2
Other assets	534.5	492.2
Total assets	$1,271.8	$1,187.4

Short-term debt and current portion of long-term debt	$7.8	$7.1
Accounts payable, trade and other	137.3	135.7
Advance and progress payments	136.4	110.5
Other current liabilities	120.7	139.7
Total current liabilities	402.2	393.0

Long-term debt, less current portion	372.6	491.6

Accrued pension and other postretirement benefits, less current portion	85.4	86.1
Other liabilities	35.3	36.8

Common stock and additional paid-in capital	247.5	70.3
Retained earnings	280.3	266.6
Accumulated other comprehensive loss	(151.5)	(157.0)
Total stockholders' equity	376.3	179.9
Total liabilities and stockholders' equity	$1,271.8	$1,187.4

JBT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in millions)

	Three Months Ended
	March 31,
	2017	2016

Cash flows from operating activities:
Income from continuing operations	$17.6	$5.2

Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	12.2	8.6
Other	1.5	3.5

Changes in operating assets and liabilities:
Trade accounts receivable, net	18.5	4.6
Inventories	(22.8)	(29.6)
Accounts payable, trade and other	(2.6)	(1.6)
Advance and progress payments	20.5	19.9
Other - assets and liabilities, net	(20.9)	(10.4)

Cash provided by continuing operating activities	24.0	0.2

Cash required by discontinued operating activities	(0.2)	—

Cash provided by operating activities	23.8	0.2

Cash flows required by investing activities:
Acquisitions, net of cash acquired	(61.0)	(3.2)
Capital expenditures	(7.9)	(11.4)
Other	0.5	0.4

Cash required by investing activities	(68.4)	(14.2)

Cash flows provided by financing activities:
Net proceeds (payments) on credit facilities	(118.4)	16.4
Dividends	(3.2)	(3.1)
Purchase of treasury stock	—	(1.1)
Proceeds form stock issuance, net of stock issuance costs	184.6	—
Other	(9.5)	(1.1)

Cash provided by financing activities	53.5	11.1

Effect of foreign exchange rate changes on cash and cash equivalents	0.8	1.7

Increase (Decrease) in cash and cash equivalents	9.7	(1.2)

Cash and cash equivalents, beginning of period	33.2	37.2

Cash and cash equivalents, end of period	$42.9	$36.0